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                                                                    Exhibit 23.3

                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2000, except for the first paragraph of Note 10 as to which the date is July 14, 2000, relating to the consolidated financial statements, which appears in DaVita Inc.'s (formerly Total Renal Care Holdings, Inc.) Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated March 22, 2000, except for the first paragraph of
Note 10 as to which the date is July 14, 2000, relating to the Financial Statement Schedule, which appears in such Annual Report on Form 10-K/A (Amendment No. 1).


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Seattle, Washington
June 15, 2001